Exhibit 99.1

JAMIE HENDERSON JOINS ARES MANAGEMENT, L.P. AS PARTNER IN THE ARES REAL ESTATE GROUP AND CO-HEAD OF ARES REAL ESTATE DEBT AND IS APPOINTED AS PRESIDENT AND CHIEF INVESTMENT OFFICER OF ARES COMMERCIAL REAL ESTATE CORPORATION

LOS ANGELES—April 27, 2017—Ares Management, L.P. (NYSE: ARES) and Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that Jamie Henderson will join Ares as a Partner in the Ares Real Estate Group, and will join John Jardine as Co-Head of Real Estate Debt, where they will both oversee originations, underwriting, portfolio management, and business development.

In addition, the Board of Directors of ACRE, the mortgage real estate investment trust (REIT) managed by a subsidiary of Ares, appointed Mr. Henderson as President and Chief Investment Officer of ACRE. Mr. Jardine will remain as Co-Chief Executive Officer and Robert L. Rosen will remain as Interim Co-Chief Executive Officer of ACRE.

Mr. Henderson brings more than 15 years in commercial and residential real estate with an extensive background across originations, portfolio management and capital raising. Prior to joining Ares, he held a variety of leadership roles at Barings Real Estate Advisors, a global advisory firm, and its predecessor companies Cornerstone Real Estate Advisors and Babson Capital Management. Most recently, he was Head of Structured Real Estate Investments at Barings, where he oversaw a leading high yield real estate debt investment platform with teams in the U.S. and Europe. Mr. Henderson also led the development, launch and/or investment of various high yield debt investment vehicles. Mr. Henderson was Chairman of Barings’ Structured Real Estate Investment Committees in the U.S. and Europe, a member of Barings’ Direct Equity and Real Estate Securities Investment Committees, had a leading role in Barings’ real estate private equity activities, and had direct oversight of a 100-person specialty finance company focused on multifamily lending. Prior to joining Barings and its affiliates Cornerstone and Babson Capital in 2005, he was a partner at a private equity real estate firm that owned and operated over 25,000 apartments, which was focused on the acquisition and repositioning of distressed multifamily assets. Prior to that, he served as Vice President of Development at Oldcastle/CRH, where he focused on the acquisition, repositioning and operation of mid-market operating companies. He served for six years as an officer in the United States Navy after graduating from the United States Naval Academy. He also holds an MBA from Duke University’s Fuqua School of Business.

“Jamie has been well known to us in the value-added real estate lending market for many years, and we are excited to be adding such a high-caliber and successful business leader to our team,” said Bill Benjamin, Partner and Head of the Ares Real Estate Group. “He will be instrumental in the continued expansion of our real estate debt team, where we will look to his experience and expertise in further building out our platform. Jamie will be a valuable partner to Rob Rosen and John Jardine for ACRE as well as the rest of the Ares Real Estate Group as we continue to build scale and seek to increase our share in a market with enormous opportunity for Ares and its investors.”

“Jamie brings significant business-building and management experience across all important aspects of commercial real estate investing, and we look forward to his many contributions,” said Messrs. Rosen and Jardine, Co-CEOs of ACRE. “He has experience in building a successful alternatives business and proven abilities in attracting significant assets under management. Jamie has a deep knowledge base of our lending markets and a successful investment track record, which make him well suited to enhance ACRE’s future growth potential.”

“Joining ACRE and the Ares Real Estate Group in these important leadership roles was attractive to me because of the strength of Ares Management, and the significant growth opportunities I envision for both ACRE and the Ares real estate debt platform,” said Mr. Henderson. “I’m looking forward to working in partnership with John to further develop the Ares Real Estate Debt business and with Rob and John and the rest of the ACRE team as we seek to prudently expand shareholder value.”

About Ares Management, L.P.

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $99 billion of assets under management as of December 31, 2016, including approximately $3.6 billion of AUM pro forma for Ares Capital Corporation’s acquisition of American Capital, Ltd., which closed on January 3, 2017, and more than

15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the Company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The Company originates senior mortgage loans, as well as subordinate financings, mezzanine debt and preferred equity, with an emphasis on providing value added financing on a variety of properties located in liquid markets across the United States. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

Forward Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in each of Ares Management’s and Ares Commercial Real Estate Corporation’s filings with the Securities and Exchange Commission. Neither Ares Management nor Ares Commercial Real Estate Corporation undertakes any duty to update any forward-looking statements made herein.

Contacts

Media:
Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com

Investors:
Ares Management, L.P.
Carl Drake, 800-340-6497
cdrake@aresmgmt.com

Ares Commercial Real Estate Corporation
Carl Drake or John Stilmar
888-818-5298
iracre@aresmgmt.com

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